Exhibit 99.1

for immediate release

inTEST Reports Preliminary Unaudited Revenue and Orders for

Fourth Quarter and Full Year 2022;
Announces Date of Fourth Quarter and Full Year 2022

Financial Results Conference Call and Webcast

MT. LAUREL, NJ – February 16, 2023 - inTEST Corporation (the “Company”) (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets including automotive, defense/aerospace, industrial, life sciences, security, and semiconductor (“Semi”), today announced preliminary unaudited fourth quarter and full-year 2022 revenue and orders for the period ended December 31, 2022. Results include the impact from the following acquisitions: North Sciences, formerly Z-Sciences (October 2021), Videology (October 2021), and Acculogic (December 2021).

Preliminary Unaudited Fourth Quarter and Year-End Performance and Business Highlights

●	Fourth quarter revenue is expected to be approximately $32.4 million, a 44.9% increase compared to the fourth quarter of 2021

●	Full-year 2022 revenue is expected to be approximately $116.8 million, a 37.6% increase compared to full-year 2021

●	Orders for the fourth quarter were approximately $31.3 million, a 2.8% increase compared to the fourth quarter of 2021

●	Orders for the full-year 2022 were approximately $129.6 million, a 27.1% increase compared to full-year 2021

Nick Grant, President and CEO commented, “We’re pleased that we delivered above our revenue expectations for the fourth quarter and full year. Demand for our solutions remains high, with orders on pace with where we would like to be as we enter 2023. We believe the success we are demonstrating is a result of the continued execution of our 5 Point Strategy for growth. We look forward to reporting our 2022 earnings and providing a first quarter and full year 2023 outlook on March 3rd.”

Fourth Quarter and Full Year 2022 Conference Call

The Company has also announced it will release its fourth quarter and full year 2022 financial results before the opening of financial markets on Friday, March 3, 2023.

The Company will host a conference call and webcast that same day to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow.

●	Friday, March 3, 2023

●	8:30 a.m. Eastern Time

●	Phone: (201) 689-8263

Webcast and accompanying slide presentation: www.intest.com

A telephonic replay will be available from 11:30 a.m. ET on the day of the call through Friday, March 10, 2023. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13735047. The webcast replay can be accessed via the investor relations section at www.intest.com, where a transcript will also be posted once available.

inTEST to Participate at AGP’s Virtual Emerging Growth Technology Conference

The Company will be hosting one-on-one meetings with institutional investors today at Alliance Global Partner’s Virtual Emerging Growth Technology Conference.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets including automotive, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Financial Information is Preliminary and May Be Subject to Change

The unaudited financial information presented in this press release is preliminary. The Company’s financial closing procedures for the year ended December 31, 2022 are not yet complete. As a result, the Company’s final results upon completion of its closing procedures may vary from the preliminary estimates. The estimates were prepared by the Company’s management, based upon a number of assumptions, in connection with preparation of the Company's financial statements for the year ended December 31, 2022. Additional items that would require material adjustments to the preliminary financial information may be identified. Estimates of results are inherently uncertain and the final financial results reported for this period may also differ from the results reported in this release. The preliminary results should not be viewed as a substitute for annual financial statements prepared in accordance with U.S. GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates,” “targets,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; the impact of the COVID-19 pandemic on the Company’s business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

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